Exhibit 99.1
[CIT Logo]

                                     Investor Contact: Valerie L. Gerard
                                                       Senior Vice President
                                                       Investor Relations
                                                       (973) 422-3284

                                     Media Contact:    Christopher J. Hardwick
                                                       Vice President
                                                       Director, Communications
                                                       (973) 597-2095


                CIT ELECTS JEFFREY M. PEEK CHAIRMAN OF THE BOARD

NEW YORK, January 3, 2005 - CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, announced that its Board of Directors has elected President and CEO Jeffrey M. Peek as the company's Chairman and CEO, effective January 1, 2005. He was elected the company's President and CEO in July, 2004. The previous Chairman, Albert R. Gamper, Jr., retired on December 31, 2004.

"This has been a smooth succession and transition plan, which is a tribute to both Al and Jeff," said Peter J. Tobin, who continues as Lead Director for CIT's Board. "We are excited about the future direction of CIT under Jeff Peek's leadership as he continues to build on the company's great legacy -- leveraging the strength of CIT's brand and industry expertise and implementing a strategy for continued long-term growth and success."

Mr. Peek commented: "An integral part of CIT's leadership over the years has been the strength of its corporate governance. I am honored to have the opportunity to work with Peter to lead a Board that is highly regarded and actively engaged."

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and component of the S&P 500, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City has approximately 5,800 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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